Exhibit (a)(5)(iii)

AOL Announces Expiration of Dutch Auction Tender Offer

AOL Announces $550 Million Stock Repurchase Authorization

AOL Reaffirms Commitment to Returning Approximately $1.1 Billion to Shareholders by Year-End

NEW YORK, August 3, 2012 — AOL Inc. (NYSE: AOL) (“AOL” or the “Company”) announced today the expiration as scheduled of its modified “Dutch Auction” tender offer for the repurchase of up to $400 million in value of shares of its common stock. AOL also announced today that its Board of Directors has approved a $550 million stock repurchase program.

AOL’s modified Dutch auction tender offer expired at 5:00 P.M., New York City time, on August 2, 2012. Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 292,435 shares of AOL’s common stock was properly tendered at or below the final purchase price of $30.00 per share and not properly withdrawn. Prior to the tender offer and since August 2011, AOL has repurchased 14.8 million shares of its common stock at a weighted average price of $14.11 per share for cumulative repurchases of approximately $209 million.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, AOL expects to accept for purchase 292,435 shares of its common stock at a purchase price of $30.00 per share, for an aggregate purchase price of approximately $8.8 million, excluding fees and expenses relating to the tender offer. The 292,435 shares expected to be purchased in the tender offer represent approximately 0.31% of AOL’s currently issued and outstanding shares of common stock.

Following the expiration of the tender offer, AOL’s Board of Directors authorized the repurchase of up to an additional $550 million of its outstanding shares of common stock from time to time by the end of 2012 and re-authorized the repurchase of the remaining $40.8 million from the Company’s initial $250 million stock repurchase program announced in August 2011. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of prevailing market conditions, the trading price of the common stock and other factors. The repurchases may be made on the open market, via pre-arranged trading plans, accelerated share repurchase plans, in block trades or otherwise and may include derivative transactions. The repurchase program may be suspended or discontinued at any time. Company share repurchases under the repurchase program will begin in accordance with applicable Securities Exchange Commission tender offer rules.

“Our strong operational and financial performance is translating into long-term value creation for our shareholders,” said Tim Armstrong, Chairman and CEO of AOL. “We continue to focus on executing our strategy and improving our operations, and remain committed to returning 100% of the patent transaction proceeds to shareholders by year-end.”

“We will continue to be disciplined and prudent stewards of shareholders’ capital and the new repurchase authorization allows us to maximize our flexibility in that regard,” said Artie Minson, COO and Acting CFO of AOL. “As we have previously communicated, we will approach the return of the patent transaction proceeds in multiple steps and potentially through several methods, and we will do so in a manner which we believe will drive value for shareholders while preserving the value of AOL’s substantial tax assets. We are confident that given the different alternatives of returning the patent transaction proceeds to shareholders that we can return 100% of the proceeds by year-end 2012 without affecting our valuable tax attributes.”

Allen & Company LLC is the dealer manager for the tender offer. The information agent for the tender offer is Georgeson Inc. and the depositary is Computershare Trust Company, N.A. Shareholders who have questions may call the information agent toll-free at (866) 278-8941. Banks and brokers may call (212) 440-9800.

About AOL Inc.

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. AOL helps marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, AOL posts information about the Company on its investor relations website (http://ir.aol.com) and its official corporate blog (http://blog.aol.com).

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any shares of AOL’s common stock.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the SEC. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) our ability to return 100% of the patent transaction proceeds to shareholders; 2) the manner in which such proceeds are returned to shareholders; 3) the number of shares purchased following completion of the tender offer, including the specific terms, timing and costs of such repurchases; 4) fluctuations in the market price of our shares; 5) changes in our plans, strategies and intentions; 6) continual decline in market valuations associated with our cash flows and revenues; 7) the impact of significant acquisitions, dispositions and other similar transactions; 8) our ability to attract and retain key employees; 9) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 10) market adoption of new products and services; 11) the failure to meet earnings expectations; 12) asset impairments; 13) decreased liquidity in the capital markets; 14) our ability to access the capital markets for debt securities or bank financings; and 15) the impact of “cyber-warfare” or terrorist acts and hostilities or of security breaches or privacy concerns.

AOL Inc.

Media:

Caroline Campbell, 917-606-4772

c.campbell@teamaol.com

or

Investor Relations:

Eoin Ryan, 212-206-5025

Eoin.Ryan@teamaol.com

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